UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2015

Corporate Capital Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission file number: 814-00827

Maryland	27-2857503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 745-3797

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2015 (the “Closing Date”), Corporate Capital Trust, Inc.’s (the “Company”) newly-formed, wholly-owned subsidiary, CCT Tokyo Funding LLC (“CCT Tokyo Funding”), entered into a revolving credit facility with Sumitomo Mitsui Banking Corporation (“Sumitomo”), under which CCT Tokyo Funding may borrow up to $200 million. The revolving credit facility consists of a Loan and Servicing Agreement among CCT Tokyo Funding, as borrower, the Company, as servicer and transferor, Sumitomo, as administrative agent and collateral agent, and each of the lenders from time to time party thereto (the “LSA”), a Custody Agreement by and among CCT Tokyo Funding, the Company, Sumitomo and Wells Fargo Bank, National Association (“Wells Fargo”) and a Securities Account Control Agreement by and among CCT Tokyo Funding, the Company, Sumitomo and Wells Fargo, each dated as of December 2, 2015, which are collectively referred to herein as the Financing Agreements.

CCT Tokyo Funding’s obligations to Sumitomo under the Financing Agreements are secured by a first priority security interest in substantially all of the assets of CCT Tokyo Funding, including its portfolio of assets. Such pledged assets are held in a segregated custody account with Wells Fargo. CCT Tokyo Funding retains the benefits of ownership of the assets pledged to secure borrowings under the Financing Agreements. At the option of CCT Tokyo Funding, interest is charged at either the rate of three month LIBOR (London Interbank Offered Bank) plus 1.75%, if the average advances outstanding are greater than $100,000,000, otherwise plus 2.00%, or the higher of the Prime Rate (as defined in the LSA) or the Federal Funds rate plus 0.50%, plus 0.75% if the average advances outstanding are greater than $100,000,000, otherwise plus 1.00%. Interest is payable quarterly. From and including the Closing Date to and including the earlier to occur of (a) the date six months following the Closing Date and (b) the date upon which the amount of advances outstanding is equal to $200,000,000, CCT Tokyo Funding will also pay a quarterly non-usage fee of 0.35% on any unused commitment amounts if the average daily amount of the advances outstanding during a remittance period is equal to or greater than the lesser of (i) 50% of the borrowing base during the remittance period and (ii) $100,000,000 (such lesser amount, the “Later Period Threshold Amount”). If the average daily amount of the advances outstanding during a remittance period is less than the Later Period Threshold Amount, CCT Tokyo Funding will pay a fee of 0.875% for any unused portion up to or equal to the difference of the Later Period Threshold Amount less the amount of advances outstanding in addition to the non-usage fee of 0.35% on any remaining unused portion.

In connection with the Financing Agreements, the Company and CCT Tokyo Funding have made customary representations and warranties and are required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. In addition to customary events of default and facility termination events, the Financing Agreements contain the following additional facility termination events, among others: (a) the occurrence of a default, termination event or similar condition by the Company or CCT Tokyo Funding under third-party agreements for borrowed money above a specified value; and (b) the unfunded exposure amount exceeds $20,000,000 for more than five business days. CCT Tokyo Funding may terminate the LSA with 3 business days’ prior written notice and upon payment in full of all advances outstanding and other obligations under the credit facility, as well as a prepayment penalty. If certain requirements are not met, the LSA could be deemed in default and result in termination. Absent a default or facility termination event, Sumitomo may not terminate the LSA.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Forward-Looking Statements

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE CAPITAL TRUST, INC.

Dated: December 8, 2015	By:	/s/ Steven D. Shackelford
	Name:	Steven D. Shackelford
	Title:	Chief Financial Officer